Exhibit 99.(a)

                   ADVO Announces New Chief Financial Officer

    WINDSOR, Conn.--(BUSINESS WIRE)--May 9, 2003--ADVO, Inc. (NYSE:
AD) today announced that it has strengthened its management team with the addition of James Dahmus as Senior Vice President and Chief Financial Officer, effective May 28.
    In this role Dahmus will be responsible for oversight of ADVO's corporate finance functions, including general accounting, tax, investor and banking relations, and internal audit. He will report directly to Gary Mulloy, ADVO's Chairman and Chief Executive Officer.
    Dahmus brings to ADVO more than 20 years of experience in finance and general management, and joins the company from Convergys/Cincinnati Bell, a $2.2 billion diversified communications company, where he was President, Asia/Pacific. Dahmus joined Convergys in 1995 as Vice President and Corporate Controller, and during his tenure also held the position of Chief Financial Officer of the company's software division.
    Prior to joining Convergys, Dahmus spent 15 years at Procter and Gamble in roles of increasing responsibility within finance. He advanced from Financial Manager at one of P&G's plants to Chief Financial Officer of the company's pharmaceutical division, and later increased his business scope as Director of International Finance. Additionally, during his tenure at P&G, Dahmus gained valuable experience in Marketing by spending two years as Brand Manager for Pringle's(TM).
    "Jim brings to ADVO a mix of experience in general management, marketing, and finance, and possesses the values that will help him succeed in this very important role," said Mulloy. "I know that he will quickly be able to impact our aggressive growth strategy and I am happy to have him as part of our leadership team," he added.
    ADVO is the largest full-service targeted direct mail marketing services company in the United States, with annual revenues of over $1.1 billion. The Company's shared mail advertising programs reach 102 million U.S. households on a weekly and monthly basis. This includes its core ShopWise(TM) branded programs, and the reach of its ADVO National Network Extension (A.N.N.E.) program. Additionally, the Company's SuperCoups(R) advertising solutions provide targeted advertising for local neighborhood businesses. ADVO launched the America's Looking For Its Missing Children(R) program in partnership with the National Center for Missing & Exploited Children and the United States Postal Service in 1985, and ADVO's missing child cards are responsible for safely recovering 126 children. ADVO has 23 mail processing facilities and 50 sales offices nationwide. ADVO's corporate headquarters are located at One Univac Lane, Windsor, Connecticut 06095, and the Company can be visited at its Web site at www.advo.com.

    This report contains certain forward looking statements regarding the Company's results of operations and financial position within the meaning of Sections 21E of the Securities Exchange Act of 1934, as amended. Such forward looking statements are based on current information and expectations and are subject to risks and uncertainties which could cause the Company's actual results to differ materially from those in the forward looking statements. Such risks and uncertainties include, but are not limited to: changes in customer demand and pricing; the possibility of consolidation throughout the retail sector; the impact of economic and political conditions on retail advertising spending and our distribution system; postal and paper prices; possible governmental regulation or legislation affecting aspects of the Company's business; the efficiencies achieved with technology upgrades; the amount of shares the Company will repurchase in the future under its buyback program; fluctuations in interest rates related to the outstanding debt; and other general economic factors.

    CONTACT: ADVO, Inc.
             Chris Hutter, 860/285-6424